Contacts

Media	Investors
Rob Gruening	Suzanne DuLong
(206) 272-6208	(206) 272-7049
r.gruening@f5.com	s.dulong@f5.com

F5 Adds Maya McReynolds and Julie Gonzalez to its Board of Directors

SEATTLE, WA - October 15, 2024 - F5, Inc. (NASDAQ: FFIV) today announced the appointment of two new members to its board of directors: Maya McReynolds, 53, and Julie Gonzalez, 43. Both joined F5’s board effective October 10, 2024 and will serve on the Audit Committee.
Ms. McReynolds currently serves as Chief Financial Officer, Client Solutions Group at Dell Technologies, Inc. where she is responsible for leading financial strategy for the more than $50 billion business. She is a seasoned finance and accounting executive with experience in global audit, treasury, and financial planning and analysis with extensive background in SEC reporting, and policy development. She brings more than 25 years of experience in accounting and finance, driving financial strategy, and managing large corporate transactions and business transformations while leading large global teams.
Ms. Gonzalez is currently Senior Vice President, Business Finance at Workday, Inc. where she leads the team responsible for forecasting and planning Workday’s quarterly, annual, and long-term financial performance and for providing performance insights across the organization. She is an experienced finance executive with expertise in strategic and financial planning and analysis for large complex software organizations. She is a proven leader with more than 15 years’ experience and a track record of driving financial success, implementing strategic initiatives, and fostering cross-functional collaboration.
“Maya and Julie bring a collective wealth of financial expertise and operational experience to the F5 board,” said Alan Higginson, chairperson of the F5, Inc. Board of Directors. “Their respective first-hand experiences managing world-class, large-scale SaaS businesses and driving successful business transformations will be invaluable assets to our Board. As F5 embarks on its next phase of growth, extending our software and SaaS capabilities, their individual insights and strategic vision will play a pivotal role in guiding F5’s continued success.”
With these two appointments, F5’s board expands to 12 members, 11 of whom are independent. F5’s diverse board includes five directors who identify as female and four directors who identify as racially or ethnically diverse, with one identifying as African American or Black, one identifying as Asian, and two identifying as Hispanic or Latino(a). For additional information about F5’s Board of Directors and governance, please visit F5.com.
Maya McReynolds Background
Ms. McReynolds currently serves as Chief Financial Officer, Client Solutions Group at Dell Technologies, Inc. where she has held positions of progressive responsibility during her more than 22-year tenure. Ms. McReynolds most recently served as Chief Accounting Officer and Senior Vice President, Finance. Her prior experience includes roles at Minute Maid Juices and KPMG. Ms. McReynolds is a Certified Public Accountant and earned a Bachelor of Science degree in Finance and Accounting from Tulane University, A.B. Freeman School of Business.

Julie Gonzalez Background
Prior to her current role as Senior Vice President, Business Finance at Workday, Inc., Ms. Gonzalez held roles of progressing responsibility at VMware, Inc. most recently serving as Senior Vice President, Corporate/Business Operation Finance and Investor Relations. Her prior experience includes roles at Maxim Integrated and AT&T. Ms. Gonzalez earned a Bachelor of Science degree in Electrical Engineering from Stanford University and a Master in Business Administration degree from Santa Clara University.
About F5
F5 is a multicloud application security and delivery company committed to bringing a better digital world to life. F5 partners with the world’s largest, most advanced organizations to secure every app—on premises, in the cloud, or at the edge. F5 enables businesses to continuously stay ahead of threats while delivering exceptional, secure digital experiences for their customers. For more information, go to f5.com. (NASDAQ: FFIV)
You can also follow @F5 on X or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
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SOURCE: F5, Inc.